Exhibit 99.1

Cole Real Estate Investments 2325 E. Camelback Road, Suite 1100 Phoenix, Arizona 85016

FOR IMMEDIATE RELEASE

Cole Real Estate Investments, Inc. to Be Added to the MSCI U.S. REIT Index

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Inclusion Effective after Market Close on July 3, 2013

PHOENIX, AZ - June 24, 2013 - After only two days of trading on the NYSE, Cole Real Estate Investments, Inc. (NYSE: COLE), a market leading net lease REIT, has been selected for inclusion in the MSCI U.S. REIT Index (RMS/RMZ). On Friday, June 21, MSCI announced that COLE would be added to their REIT index following the market close on July 3, 2013. Following the inclusion of COLE, there will be 126 REITs in the MSCI U.S. REIT Index.

“Early inclusion in the MSCI REIT Index is a testament to Cole's place as a leader in the REIT industry,” said Marc Nemer, Chief Executive Officer of Cole Real Estate Investments. “Index inclusion is not a surprise, as Cole was one of the largest publicly-traded net lease REITs immediately upon listing. Like our net lease peers, the potential exists to be included in numerous indices.”

According to the MSCI, the U.S. REIT Index is designed to reflect the practices of asset managers, and aims to represent the performance of the equity REIT investment opportunity set in the U.S. The MCSI U.S. REIT Index, a free float-adjusted market capitalization index, consists of equity REITs that are included in the MSCI U.S. Investable Market 2500 Index, except for specialty equity REITs that do not generate a majority of their revenue and income from real estate rental and leasing operations. The companies represented on the REIT Index represent approximately 85% of the U.S. REIT universe.

“Broad-based index inclusion is a reasonable expectation given our asset size, portfolio quality and shareholder liquidity,” said Jeff Holland, President and Chief Operating Officer of Cole Real Estate Investments. “Major index providers like MSCI, Russell, S&P, Dow Jones and others offer indices based on sector, market capitalization and geography."

Cole's high-quality commercial real estate portfolio of $7.7 billion of gross assets is 99% occupied, has 55% investment grade tenancy and features an industry-leading 12.4-year weighted average lease term. The portfolio is well diversified by industry, tenancy and geography. Name-brand tenants, located in properties across the country, include Walgreens, CVS/pharmacy, Amazon.com, Walmart, Target, Costco, Home Depot, FedEx, PetSmart, AT&T, Kohl's and Merrill Lynch. In addition to being one the largest REITs in the net lease sector, Cole's private capital business, Cole Capital, provides shareholders fee income from the management of sponsored real estate vehicles.

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Cole Real Estate Investments 2325 E. Camelback Road, Suite 1100 Phoenix, Arizona 85016

About Cole Real Estate Investments, Inc.
Cole Real Estate Investments, Inc. (formerly known as Cole Credit Property Trust III, Inc.) is an industry-leading REIT that acquires and manages real estate assets leased long-term to a high-quality, diversified tenant base. Since 1979, Cole has leveraged its deep relationships, efficiencies of scale and rigorous operational processes to acquire and actively manage retail, office and industrial properties. As of March 31, 2013, Cole Real Estate Investments owned $7.7 billion of gross assets, which included 1,013 properties representing approximately 43 million square feet of commercial real estate in 48 states. Through its private capital business, Cole Capital, Cole manages 1,031 additional properties with an aggregate purchase price of approximately $5.3 billion. To learn more, visit www.ColeREIT.com.

Forward-Looking Statements
Certain statements in this press release may be considered forward-looking statements that reflect the current views of Cole Real Estate Investments and Cole's management with respect to future events. Forward-looking statements about Cole's plans, strategies and prospects are based on current information, estimates and projections; they are subject to risks and uncertainties, as well as known and unknown risks, which could cause actual results to differ materially from those projected or anticipated. Forward-looking statements are not intended to be a guarantee of any event, action, result, outcome or performance in future periods. Cole does not intend or assume any obligation to update any forward-looking statements, and the reader is cautioned not to place undue reliance on them.

Contacts
John Bacon	Jessica Thorsheim
Cole Real Estate Investments, Inc.	Cole Real Estate Investments, Inc.
VP, Marketing	Director, Strategic Relations
602.778.6057	602.778.6324
jbacon@colecapital.com	jthorsheim@colecapital.com

Meaghan Repko/Nick Lamplough	Tom Nolan/Eric Waters
Joele Frank, Wilkinson Brimmer Katcher	Great Ink Communications
212.355.4449	212.741.2977